Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 25, 2021, with respect to the consolidated financial statements of Hippo Enterprises Inc. and Subsidiaries included in this Registration Statement on Form S-4 and related Prospectus of Reinvent Technology Partners Z for the registration of 963,631,122 shares of its common stock and 4,600,000 of its redeemable warrants.

/s/ Ernst & Young LLP

San Francisco, California

March 25, 2021